Exhibit 10.1

Equity Transfer Agreement

September 16, 2008

Beijing

EQUITY TRANSFER AGREEMENT

This Equity Transfer Agreement (the “Agreement”) is made and entered into on September 16, 2008 in Beijing by and among:

Transferee:

Beijing Zhangcheng Culture and Media Co., Ltd., a company duly incorporated and existing under the laws of the People's Republic of China ( “Party A” or the “Transferee”), having its legal domicile at Room 717, Tower B, E-wing Center, No. 113 of Zhichunlu, Haidian District, Beijing, PRC.

And

Transferors:

Sun Jian (Current Shareholder of Dalian Dajian Zhitong Information Service Co., Ltd.);
Xin Yibo (Current Shareholder of Dalian Dajian Zhitong Information Service Co., Ltd.); and
Zhu Juntao (Current Shareholder of Dalian Dajian Zhitong Information Service Co., Ltd.)
(collectively “Party B” or the “Transferors”)

Recitals

1. WHEREAS the Transferors jointly formed Dalian Dajian Zhitong Information Service Co., Ltd. (the “Target Company”), a company duly incorporated and existing under the laws of the People’s Republic of China, engages in the businesses including, but not limited to, computer network consultation; computer hardware and software technology development, transfer, support and consultation; sales, installation and maintenance of electronic products; and call center within Dalian City.

2. WHEREAS the registered capital of the Target Company is RMB one million (RMB 1,000,000.00), and the Transferors are the all shareholders of the Target Company (their respective contribution amount and share proportion in the Equity Transfer are indentified on Exhibit 1 hereto) holding one hundred percent (100%) of the equity interests (of which Sun Jian is holding 60%, Xin Yibo 35% and Zhu Juntao 5%) in the Target Company as of the date herein. The Transferors agree to transfer to the Transferee eighty-five percent (85%) of the equity interests they hold in the Target Company, with the consideration specified in Section 2.3 and in accordance with other terms and conditions herein, and the Transferee agrees to purchase all equity interests pursuant to the terms and conditions herein.

3. Additional conditions of the Share Transfer. The Transferors shall enter into the Cooperation Agreement of Dalian Taxi GPS Project with Dalian Taxi Association and shall satisfy the conditions set forth in Section .1 before the date of this Agreement.

NOW, THEREFORE, the Parties to this Agreement, through friendly consultation based on the principle of equality, willingness and mutual benefit, hereby agree as the follows in accordance with the terms and conditions herein:

Article 1 Definitions

1.1 In this Agreement, unless the context otherwise states, the following terms shall have the following meanings:

(1) “China” shall mean the People's Republic of China (excluding Hong Kong SAR, Macau SAR and Taiwan);

(2) “RMB” shall mean the statutory currency of the People's Republic of China;

(3) “Shares” shall mean the shareholder's equity right enjoyed by the current shareholders in proportion to their respective paid-up and actually invested registered capital pursuant to relevant legal documents as percentage of the registered capital in the Target Company;

(4) “Equity Transfer” shall mean the Transferors' transfer of the eighty-five percent (85%) of the equity interests they hold in the Target Company in accordance with the terms and conditions herein;

(5) “Transfer Price” shall mean the transfer price as specified in Section 2.3;

(6) “Transfer Completion Date” shall mean the definition as given in Section 5.1;

(7) “Current shareholders” shall mean the shareholders of the Target Company as specified in the Commercial Registration and the Articles of Association of the Target Company, which shall be all the current shareholders of the Target Company, before the Agreement is executed and becomes effective; and

(8) “Cooperation Agreement of Dalian Taxi GPS Project” shall refer to Exhibit 8 attached hereto

1.2 The “Agreement” shall mean the operative part of this Agreement, all exhibits and other documents agreed by both parties to be attached hereto as exhibits.

1.3 Articles, sections, subsections and exhibits shall respectively refer to the articles, sections, subsections and exhibits contained herein;

1.4 The headings contained herein are made for convenience and shall in no case affect the interpretation and understanding of the Agreement.

Article 2 Equity Transfer

2.1 Content of Equity Transfer

2.1.1 Equity Interest: one-time transfer, and all the shareholders waiver their right of first refusal. The Transferors shall make one-time Equity Transfer to the Transferee subject to the terms and manners set forth herein. All the shareholders of the Target Company have agreed to waiver their rights of first refusal in respect of such Equity Transfer.

2.1.2 Content of transferred equity: equity and relevant rights, upon the Equity Transfer by the Transferors , the Transferee shall have all the rights pertaining to such equity transferred in accordance with the Company Law and the articles of association of the Target Company. Such shareholder's rights shall mean all existing and prospective rights as pertaining to the equity transferred, including all rights as represented by eighty-five percent (85%) of all movable property and fixed assets, tangible and intangible assets owned by the Target Company as of the date of execution of the Agreement.

2.1.3 The Transferee’s warranty to increase capital. The Transferee shall increase the registered capital of the Target Company by RMB9,000,000 upon the performance of the provisions as set forth in Section 4.1 hereunder. As a result, the registered capital of the Target Company will reach RMB10,000,000.

2.2 Authorization and approval of the Equity Transfer

2.2.1 Adopted by the Board of Directors of the Target Company and approved at the shareholders meeting of the Target Company. Such Equity Transfer shall be approved by the Board of Directors and the shareholders of the Target Company.

2.2.2 Approval by the Board of Directors of the Transferee. The Transferee hereby warrants that such Equity Transfer has been approved by its Board of Directors.

2.3 Price. The consideration of the eighty-five percent (85%) shares to be transferred hereunder by the Transferors to the Transferee is RMB 1,980,000.00 (the “Transfer Price”).

2.4 The Transferors hereby warrant that (a) all liabilities as of and before the date of the Agreement shall be borne by the shareholders of the Target Company and such liability shall include the subsequent costs and expenses for the 360 sets of equipments purchased by Party B; (b) the liabilities incurred before the date of this Agreement shall be paid off to the original shareholders, other enterprises and individuals by the Target Company. Such original shareholders, enterprises and individuals shall provide liabilities releasing documents issued by local competent notaries; and (c) the Transferors shall furnish the Transferee with the details of all creditor rights and their liabilities as of the date of the Agreement.

2.5 In case of any undisclosed liabilities, the Transferors shall assume the liability by paying such liabilities to the extent of one hundred percent (100%) of the amount in debt.

2.6 The Transferors agree to cause the Target Company to register with competent authorities the amended agreements and articles of association of the Target Company, submit to competent Administration for Industry and Commerce all necessary documents for alternation of ownership of the Target Company, and complete such alternation, thus making the Transferee as the majority shareholder of the Target Company.

Article 3 Payment

3.1 The Transferee shall pay RMB594,000.00, which is 30% of the Transfer Price to the Transferors within seven (7) days following the date of this Agreement. In the meanwhile, the Transferors shall complete the related registration procedure with competent administration of industry and commerce.

3.2 The Transferee shall pay RMB1,089,000, which is 55% of the Transfer Price to The Transferors within seven (7) days following the performance of the pre-closing conditions as set forth in Section 4.1. In addition, the Transferee shall deposit the remaining 15% of the Transfer Price to an escrow account designated by both Parties, which is RMB 297,000 in order to pay any undisclosed liability. The escrow period is one year. The Transferors shall be responsible for the part of liability which is over the deposit amount if there is any undisclosed liability exists, and if there is no such liability, the 15% escrow fund shall be released to the Transferors in a timely manner.

3.3 The Transferee shall increase the registered capital of the Target Company by RMB9,000,000 upon the performance of the provisions as set forth in Section 4.1 hereunder. As a result, the registered capital of the Target Company will reach RMB10,000,000.

3.4 After the transaction, the share structure of the Target Company would be: Beijing Zhangcheng Culture and Media Co., Ltd. holds 85% of the Target Company, Sun Jian holds 9%, Xin Yibo holds 5% and Zhu Juntao holds 1%.

3.5 Relevant taxes in respect of the Equity Transfer herein shall be paid by the Parties respectively in accordance with the laws.

Article 4 Preconditions for Equity Transfer

4.1 The Transferee shall perform its obligation of the payment of all Transfer Price subject to relevant provisions in the Agreement, provided that the following preconditions are all satisfied within three days from the effective date of the Agreement.

(1) The Transferors have completed all procedures of laws and alternation of registration with competent Administration for Industry and Commerce in respect of the Equity Transfer to the Transferee;

(2) The Transferors have provided the shareholder resolution and the resolution of Board of Directors of the Target Company to approve the Equity Transfer;

(3) The Transferors have singed a declaration to release the Transferee of any liabilities and undisclosed liabilities before the Transfer Completion Date;

(4) The Transferors shall terminate the GPS Sales Contract(s) (including verbal agreements) that the Target Company entered into before the date of this Agreement, and shall be responsible for any damages incurred by such termination.

(5) The Target Company has furnished all exhibits as set forth in this Agreement;

(6) The Target Company and Dalian Taxi Management Department have entered into the Cooperation Agreement of Dalian Taxi GPS Project, which shall include the following major provisions:

(a) The Target Company has obtained the exclusive advertising rights of “Taxi Media” in Dalian, including but not limited to LED, LCD, roof light, rear window, guard rail, seat cover, and advertising areas inside and outside the taxi;

(b) The Target Company has obtained the exclusive operating rights of real-time data in the on-line GPS system of Dalian taxis.

4.2 The Transferee shall have the right in its discretion to waive any and all preconditions as set forth in Section 4.1. Such decision of waiver shall be made in writing.

4.3 If any of the preconditions set forth in Section 4.1 is not fulfilled within the specified time and such precondition is waived by the Transferee, then the Agreement shall be terminated automatically; and any right, obligation and responsibility under the Agreement shall become invalid and no longer binding on both parties, and the Transferors shall not claim any Transfer Price against the Transferee under the Agreement, and shall, no later than 7 working days after the termination of the Agreement, refund in full amount of the Transfer Price the Transferee has already paid to the Transferors pursuant to this Agreement , together with any interest accrued from the payment during such period.

4.4 If the Agreement is terminated pursuant to Section 4.3 and the equity transfer has been registered, then the parties agree that they shall work together with necessary efforts to cause such equity interest to be transferred from the Transferee back to the Transferors.

Article 5 Equity Transfer Completion Date

5.1 The Agreement shall come into force when signed by the authorized representatives of both Parties and the Transferee shall be entitled to the transferred equity interest and become the majority shareholder of the Target Company upon completion of all legal procedures for alteration and registration required for transferring the equity interest. However, the rights and obligations shall not be finally fulfilled until the preconditions set forth in Article 4are satisfied during the specified time period under Section 4.1 and the Transfer Price is fully paid to the Transferors by the Transferee.

Article 6 Structure of Corporate Governance

6.1 Upon the execution of the Agreement, the Transferee has the right to appoint a financial controller to the Target Company. The common seal, special seal for contact, special financial seal and the private seal of the legal representative shall be kept by the financial controller appointed by the Transferee.

6.2  Upon the completion of the equity transfer, the Board of Directors of the company shall consist of 5 members who are respectively designated by each Party according to equity proportion.

6.3  Upon the completion of the equity transfer, the structure of corporate governance is subject to relevant regulations of the Company Law .

Article 7 Representation and Warranties of the Transferee

7.1 Representation and Warranties of the Transferee shall be true, complete and accurate.

7.2 The Transferee has the full power, rights and capacities for execution, delivery and performance of the Agreement, and can act as the subject of litigation. The Transferee's execution and performance of the Agreement shall not violate any relevant laws and regulations or government order, nor breach any contract or agreement binding upon the Transferee or its assets thereof.

7.3 Legality of the Equity Transfer payments. The Transferee hereby warrants that its Equity Transfer payments for subscription for the Transferors' equity interest in the Target Company are legal, and it has full power and capacity to make the Equity Transfer payment to the Transferors in accordance with the terms and conditions of the Agreement.

Article 8 Representation and Warranties of The Transferors

8.1 The Transferors hereby represent and warrant as follows to the Transferee:

8.1.1 Authorization. Authorized representative of the Transferors has all the necessary rights and authorization for execution and performance of the Agreement and fulfillment of the transactions contemplated by the Agreement. The Agreement shall be binding upon the Transferors and the Target Company.

8.1.2 No Conflict. The execution and performance of the Agreement does not breach, conflict with the articles of association or bylasws of the Target Company, nor violate any mandatory stipulations of China's laws and regulations; the Transferors and the Target Company have acquired all necessary consent or authorization from a third party in respect of the transactions hereunder.

8.1.3 Duly existing. The Target Company is a limited liability company duly incorporated and existing under relevant laws.

8.1.4 Investment. The Target Company does not as of the date of this Agreement, invest in or operate, including but not limited to, any subsidiaries, branch companies, representative offices or branches; or any other entity controlled directly or indirectly by the Company or any other entity in which the Company holds shares.

8.1.5 Financial statements. The financial statements (including balance sheet, profit & loss statement and cash flow statement) for the period ended August 31, 2008 (“Balance Sheet Date”) in Exhibit 2 represent the real, complete and accurate operation state and financial position of the Target Company in related periods and on related base day. All the Target Company's audit accounts and management accounts (including transfer accounts) have been kept in compliance with China's relevant finance and accounting system in conjunction with the real condition of the Company, which represent the real and fair financial position and operation state of the Company during the period of relevant accounts. The Target Company's financial records and data are in full compliance with China's laws and regulations and the principles of Chinese Accounting Standard.

8.1.6 Undisclosed liabilities. The normal liabilities of the Target Company shall not have any material and adverse effect on the Company or its shareholders. In addition, the Target the Company does not have any other liabilities not represented in the balance sheet nor has the Target Company ever furnished other parties with security of guaranty or any pledge, mortgage or any other security interests with respect to any of its material assets.

8.1.7 Capital structure. The capital structure of registered capital of the Target Company in its the articles of association and its amendment with filing and registration with the Administration for Industry and Commerce is consistent with that in the articles of association and its amendment provided by The Transferors to The Transferee, which represents the complete and accurate capital structure of the Target Company prior to the date of this Agreement. Except as set forth above, , no shares of capital stock or other voting securities of the Target Company are issued, reserved for issuance or outstanding.

8.1.8 Absence of Certain Changes or Events. From the Balance Sheet Date to the date of this Agreement, , unless otherwise specified in the Agreement and approved by Party A in written form, during such period there has not been:

(a) any repayment of the liabilities in advance by the Target Company;

(b) any security of guaranty or any mortgage, pledge or any other security interest created by the Target Company;

(c) any exemption of its creditor's rights upon others or waiver of its rights of claim;

(d) any amendment to any existing contracts or agreements;

(e) any bonus granted to any executive officers, directors, employees, sales representatives, agents or advisors or any increase of their income in any other form, or the salaries of the five persons with the highest salary in the Company, CEO, president, COO and CFO by an aggregate of 10% within any period of twelve months;

(f) any incurrence of loss (whether or not the insurance has bought), or deterioration of relationship with the Target Company’s suppliers, customers or employees, which may lead to materially adverse impact on the Target Company;

(g) any change of the method of accounting calculation, accounting policy or principles, or rules and regulations of financial accounting of the Target Company;

(h) any transfer, or any license granted to others for the use of the intellectual property of the Target Company except for the process during the course of the Company's normal business;

(i) any material change with respect to conventional sales or accounting method, employing policy, or related rules and regulations;

(j) any materially adverse change with respect to the Target Company's financial position; or any other transactions rather than the regular business incurring responsibilities;

(k) any resolutions at shareholders' meeting or board resolutions of the Target Company which are different from those approved at annual general meeting with respect to the Target Company’s routine businesses, except for those made particularly for the performance of the Agreement;

(l) (i) any sale, mortgage, pledge, lease, transfer or disposition of assets out of its normal business scope of which the underlying transaction value reaches over RMB 30,000, (ii) any disposition of any fixed asset or approval of the disposal of its fixed asset by others, giving up the control over the assets of the Target Company, entry into any contract which may result in the fixed assets expenditure, or incurrence of any other responsibilities, except for those incurred in the ordinary course of business; (iii) any expenditure over RMB 30,000 that is out of the Target Company’s ordinary course of business, or purchase of any tangible or intangible assets (including the equity interest in any company);

(m) any transaction or action that is not within the ordinary course of the Target Company’s business; or

(n) any action or inaction which may lead to the above events

8.1.9 Tax. The Target Company has filed all tax returns required by the laws and regulations, and has paid all the tax payables.

8.1.10 Asset. The Company has the full power and right to own and use all their assets. Details about this are set out in Exhibit 5 of Disclosure List.

8.1.11 Fixed assets. The Target Company has clear and lawful property rights over its fixed assets, and has furnished the Transferee with relevant supporting documents in respect of the title and use right of the Target Company’s fixed assets. There is no mortgage, security of guaranty or any third party’s claim over such fixed assets.

8.1.12 The Transferors hereby warrant that all the duplicated documents of the existing, effective written contracts of the Target Company have been furnished to the Transferee, which are true copies of the originals, and that such contracts are valid and duly operative. In addition, the Target Company does not have any of the following contracts, agreements or documents binding upon the Target Company or to which the Target Company is a party, or violation of the terms and conditions or obligations of such contracts, agreements or documents, which:

(a) are not made in the ordinary course of business;

(b) are not made on a fair base;

(c) result in the Target Company's loss or prejudice to the Company's interests;
(d) can not be implemented with reasonably adequate efforts and expenditure; or

(e) limit the Target Company's free operation.

8.1.13 Intellectual property. Unless otherwise disclosed in the Disclosure List, the Target Company has the legal title of or rights to use all the intellectual properties being used by the Company (including but not limited to patent, trademark, copyright, know-how, domain name and business secret), and the Target Company has acquired all the necessary authorization or license of the intellectual property with regard to a third party's intellectual property during its operation (including but not limited to the intellectual property license for the services with regard to providing value-added services). The Target Company does not infringe upon any others' intellectual property rights, business secret, know-how or similar rights, and is not involved in any claim, dispute or proceedings, which remain unresolved or may occur, against the Target Company due to the infringement upon any third party's intellectual property rights, business secret, know-how or similar rights. The Company has officially registered its trademark, patent, software copyright and domain name with relevant authorities.

8.1.14 Litigation. There is no any of the following events which may have materially adverse impact on the Target Company, or have adverse impact on the execution, validity and enforceability of the Agreement and the Equity Transfer thereof, whether it is implemented, remain unresolved or may occur:
(a) penalty, ban or order against the Target Company from government authorities;

(b) proceedings or dispute against the Target Company such as civil, criminal and administrative actions and arbitration, etc.

8.1.15 Compliance. The Target Company's current operation is in full compliance with the existing laws and regulations, rules and other provisions issued by relevant administrations of China, and the code of telecom operators (collectively “Laws and Regulations”), and the Target Company does not violate any of such Laws and Regulations which may lead to material and adverse impact on the Target Company's operation or its assets.

8.1.16 Employees.

(a) All the employees of the Target Company abide by relevant applicable labor laws;

(b) There are not any labor disputes or potential labor disputes between the Target Company and its employees and former employees;

(c) The Target Company does not have any economic compensation, payable but not paid, to pay due to terminating the labor contracts, or similar obligation to pay the indemnity or compensation costs with regard to employment;

(d) The Target Company has fully paid and/or withheld employees' social insurance fund or welfares in accordance with relevant laws and regulations, including endowment insurance, housing fund, medical insurance, unemployment insurance and other payable insurance or welfare as per relevant laws and the agreements, and therefore does not have any existing or potential disputes concerning such social insurance and welfares.

8.2 Special representations and warranties. In addition to the general representation and warranties set forth above, the Transferors and the Target Company further represent and warrant as follows:

8.2.1 all the documents including account books, records of equity changes, financial statements and other records of the Target Company have been kept subject to business rules and controlled by the Target Company, and all the principal transactions in connection with the Target Company's operation have been recorded in an accurate and regular way;

8.2.2 as of the date of this Agreement, , all the documents of the Target Company including the minutes of board meetings and shareholders' meetings and shareholder list have been kept safely, in which all necessary events required by such documents are recorded well and truly;

8.2.3 ever since the Balance Sheet Date, (1) except for the normal operation, there are not any events giving rise to advanced debt maturity; (2) except for the normal operation, there are not any assets of the Target Company disposed or out of the Target Company's control, and the Target Company has not reached any agreement which might give rise to additional financial expenditure, nor have any responsibility thereof;

8.2.4 the Target Company has submitted to tax authorities all required information; and up to the date of the Agreement, the Company does not have any disputes with tax authorities regarding tax responsibility or potential tax responsibility or tax incentives;

8.2.5 the Target Company has the financial documents for normal taxing and tax payment, and all the necessary supporting documents for tax incentives with the approval by relevant government departments;

8.2.6 except for the employee benefit, social and endowment insurance in accordance with the Labor Law of the People's Republic of China and relevant provisions, the Target Company does not provide any other incumbent, retire or elderly welfares or insurance.

8.3 Good Title. The Transferors are the record owners of the equity interest of the Target Company, and upon the execution of the Agreement, there is no mortgage, pledge, security interest , lien, impediment or other limits in any form on such equity interest, and the Transferors hold the equity interest only for its own account rather than proxy holding for any other third party.

8.4 Information disclosure. All the documents, material facts and information, provided to the Transferee by the Transferors and the Target Company prior and after the execution of the Agreement, are true, accurate, without omission and not misleading.

8.5 Further Promises of the Target Company and The Transferors.

8.5.1 Company operation. During the period from the execution of the Agreement up to the alternation registration with Administration for Industry and Commerce accepted by the Parties, unless as is specified in the Agreement and the Exhibits to the Agreement or approved by the Transferee in written form, the Transferors and the Target Company promise that they shall:

(a)be operating in a normal way. They will continue to develop its relationship with customers so that the Target Company's reputation and operation will not suffer materially adverse impact after the transfer of equity;

(b) pay the due payables and other liabilities in the ordinary course of business, and shall not make any unusual transactions thus incurring unusual liabilities. Except for the ordinary course of business, the Target Company shall not repay the loan, or disburse trade payables in advance or delay;

(c) perform the contracts, agreements, or other documents in respect of the Target Company's assets and business in a timely manner;

(d) not reconcile or waive, alter its request or other rights without the written approval by the Transferee, except for the ordinary course of business;

(e) make their best efforts to maintain the legal operation of the Target Company, and shall not separate, nor merger with any third party or acquire the assets or business of a third party;

(f) not breach the representations and warranties set forth in the Agreement through action or inaction;

(g) inform the Transferee in writing of relevant events, facts, conditions, changes or other cases which have had or might have materially adverse impact on the Target Company in a timely manner; and

(h) handle the tax affairs of the Target Company as usual in full compliance with relevant laws and regulations.

8.5.2 Information collection. During the period from the execution of the Agreement up to the alternation registration with Administration for Industry and Commerce, the Transferors shall provide, at the reasonable request of the Transferee and its representatives, all relevant documents of the Target Company to the Transferee and its representatives during office hours, including but not limited to all necessary accounts, records, contracts, technical documentation, personnel information, management situation and other documents to the lawyer, accountant and other representatives designated by the Transferee; in order to assist the Transferee in reviewing the documents in respect of the Target Company's properties, assets and business and those mentioned in the Agreement, The Transferors shall permit the Transferee to meet or contact the customers and creditors of the Target Company. The Transferors agree that the Transferee have the full rights to conduct detailed due diligence investigations in respect of the Target Company's financial position, asset conditions and operation status at any time prior to the Equity Transfer.

Article 9 Liability for Breach of Agreement

9.1 Any breach of or failure to perform its representation, warranties, obligations or responsibilities by one party shall constitute a default. The breaching party shall take effective measures to rectify the breaches within no more than 5 working days following the day when the breach of contract takes place and shall indemnify the non-breaching party for any of its loss in relation to the breach of contract. A liquidated damage equivalent to 50% of the Transfer Price is payable by the breaching party to the non breaching party.

9.2 Unless otherwise specified in the Agreement, in case of any other additional expenses, responsibilities or loss incurred to the other party due to the default of one party, the defaulting party shall indemnify the innocent party for such expenses, responsibilities or losses (including but not limited to interests and counsel fees, paid or lost due to the default). The total amount of the indemnification the defaulting party has to pay to the innocent party shall be equal to the loss due to such default activity.

9.3 The original shareholders of the Transferor shall assume the joint and several liabilities for any debt occurred prior to the Purchasing Date which causes subsequent disputes.

9.4 In case the defaulting party refuses to rectify its breaching within 3 months after the occurrence, the non defaulting party has the right to terminate this Agreement and such termination does not waive any liability of the defaulting party for its breach of contract.

Article 10 Information Disclosure and Confidentiality

10.1 Unless otherwise specified in the Agreement, the terms and conditions hereunder in respect of Equity Transfer (including all terms and conditions hereunder, the Exhibits and any other relevant documents) are confidential and shall not be disclosed to any third party. If required by relevant laws, the disclosing party shall discuss with the other party the disclosure and submission of relevant information within reasonable time prior to the disclosure and submission.

10.2 Unless otherwise specified in the Agreement, the Parties shall make their best efforts to keep secret any business information, material facts and relevant documents in any form, which are related to the Parties hereto due to the performance of the Agreement.

10.3 The Parties shall cause their respective directors, executive officers and other employees, and the directors, executive officers and other employees of affiliated companies to perform the confidentiality obligation set forth in this Article.

10.4 In case the Agreement is terminated for any reason, the provisions in this Article shall maintain their original validity.

Article 11 Supplement, Modification, Amendment and Termination

11.1 After the execution of the Agreement, supplemental agreements may be entered into in writing upon mutual consultation, which shall take effect upon the due execution of the Parties hereto.

11.2 The Agreement may be modified or amended upon mutual consultation. Any modification or amendment to the Agreement shall be in writing, which shall take effect upon due execution of the Parties hereto.

11.3 Termination. The Agreement may be terminated as follows:

11.3.1 The Parties make written agreements to terminate the Agreement and define the effective date of termination;

11.3.2 One party shall inform the other party in writing of the termination of the Agreement within ten (10) working days prior to the effective date of termination which shall be contained in the notification, in the event that:

(a) the other party's representation or warranties are found not true or have material omission when made or on the Execution Date; or

(b) the other party fails to perform the terms, promises and obligations in accordance with the Agreement, and fails to take effective remedial actions within ten (10) days upon receipt of written notification from the party.

11.3.3 Where the Equity Transfer set forth in Article 3 hereunder can not be closed within one (1) month following the effective date of this Agreement, the Transferee shall have the right to terminate the Agreement.

11.4 Validity of termination.

11.4.1 In the event that the Agreement is terminated as per any clause aforementioned, the Agreement shall be null and void;

11.4.2 Upon the termination of the Agreement, the Parties shall adhere to the principles of equity, fairness and credit and return to the other party the considerations obtained pursuant to the Agreement, making their best efforts to seek restitution in integrum;

11.4.3 Upon the termination of the Agreement, all rights and obligations of the Parties under the Agreement shall be terminated, and either party shall not demand any claim against the other party in respect of the Agreement and its termination, except for the responsibilities set forth in Article 9 of the Agreement.

Article 12 Force Majeure

12.1 Any delay in or failure of performance by either party of all or any of their obligations under this Agreement shall not constitute a breach hereunder if, and to the extent that such delays or failures are caused by Force Majeure, provided that necessary remedial measures shall be taken to reduce the damage under proper condition.

12.2 The affected party shall inform the other party(ies) of the occurrence of Force Majeure in writing within three (3) work days after the occurrence of Force Majeure, and furnish the other party(ies) with descriptions of Force Majeure and proving documents issued by local competent notaries for such failure of or delay in performance of all or any of its obligations within fifteen (15) work days after the occurrence of the Force Majeure. The Parties may determine whether to terminate the Agreement, or partially exempt the performance of the Agreement, or prolong the performance of the Agreement. In the event that the Parties can not reach an agreement within sixty (60) days after the occurrence of Force Majeure or events, the party affected by Force Majeure or events has the full right to terminate the Agreement, and any party shall not be liable for the loss caused to other party(ies) thereof.

12.3 The Force Majeure means objective events or circumstances, unpredictable, unavoidable and uncontrollable, which includes earthquake, typhoon, flood, fire, war and other unpredictable, unavoidable and uncontrollable Acts of Gods, and change of any laws, rules and regulations, promulgation of new laws, rules and regulations, or any government act leading to direct influence on the performance of the Agreement or failure to perform the terms and conditions hereunder.

Article 13 Applicable Laws and Dispute Settlement

13.1 The execution, validity, interpretation, performance and dispute settlement hereunder shall be governed by and construed in accordance with the laws of China. In case of certain items in respect of the Agreement not stipulated in promulgated laws and regulations of China, such items shall be construed and performed as per generally accepted international business practice complying within the laws and regulations of China.

13.2 Any disputes arising out of the performance of the Agreement or in connection with the Agreement shall be settled via friendly consultation; either party may submit any dispute failing friendly settlement to competent courts of China for judgment.

Article 14 Notice and Delivery

14.1 Any effective notice or other communications relating to the Agreement between the Parties (“Notice”) shall be in writing (including fax and e-mail) and posted, sent by a courier or addressed to that notified party at the address or telephone number hereunder with the name of attention on the Notice.

To the Transferee:
Attn.: Xia Shudong
Addr: Room 717, Tower B, E-wing Center, No. 113 of Zhichun Road, Haidian District, Beijing, PRC
Post code: 10086
Tel: 010-82671299, 13501215622

 The Transferors:
Attn.:
Addr:
Post code:
Tel:

14.2 The service time for the Notice shall be determined by the following:

14.2.1 The Notice shall be deemed to have been received if it is personally delivered or sent by a courier and the notified party issues the receipt; those without the notified party's receipt shall not be deemed to have been duly served on;

14.2.2 Notices, which can be sent by post and shall be delivered through registered express or EMS, shall be deemed to have been received by the notified party on the seventh day after the date of dispatch;

14.2.3 The Notice sent by fax or e-mail is deemed as given upon the date on the receipt of fax notice or e-mail, and the confirmation date by the notified party is the delivery date.

14.3 In case of any change of the above address or telephone number of either party (as the “Change Party”), the Change Party shall notify other parties within seven (7) days after the change. Where the Change Party fails to notify other parties of such change in a timely way, it shall bear any loss or damages incurred to other parties thereof.

Article 15 Miscellaneous

15.1 The supplementary Exhibits to the Agreement are integral part of the Agreement, and shall have the same legal binding force with the Agreement; in case of discrepancy between the Exhibits and the text of the Agreement, the text of the Agreement shall prevail.

15.2 In case any provision under the Agreement and the Exhibits is found invalid or not enforceable in accordance with applicable laws, such provision shall be deemed as non-existence from the beginning and the remaining provisions maintain effective; the Parties may define new provisions through consultation to bring about the original intention of such provision to the great extent.

15.3 The Agreement shall also be binding upon the successors and transferees of the Parties, and such successors and transferees may have and hold the shares hereunder.

15.4 The Transferee may assign and transfer its rights, shares and obligations hereunder to its affiliated companies, wholly-owned subsidiaries and its holding company's wholly-owned subsidiaries.

15.5 Except for the aforesaid provisions in Sections 15.3 and 15.4, any party shall not assign or transfer any of its rights or obligations hereunder.

15.6 Unless otherwise specified in the Agreement, the failure of one party to exercise its performance of its rights, power and privilege does not constitute its waiver of such rights, power and privilege, and single or partial exercise of such rights, power and privilege shall not prevent its exercise of any other rights, power and privilege.

15.7 The Agreement shall be effective with the official seals and the signature by the legal representative or duly authorized representative of the Parties.

15.8 The Agreement is made into six (6) copies of equal validity with the Transferee holding two (2) copies, the other Parties one (1) copy each and one (1) copy for competent Administration for Industry and Commerce.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by duly authorized representatives of the Parties on the date first written above.

The Transferee: Beijing Zhangcheng Culture and Media Co., Ltd Co., Ltd. (seal)

Authorized representative:/s/ Shudong Xia
Shudong Xia
Execution date: September 16, 2008

The Transferors: (seal):

Authorized representative: /s/ Xin Yibo
Xin Yibo
Execution date: September 16, 2008